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PRICING SUPPLEMENT NO. 67  DATED                       Filed Pursuant to
MARCH 12, 1998 TO PROSPECTUS DATED                     Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY                 File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997

                           CMS ENERGY CORPORATION

     General Term Notes (servicemark of J.W. Korth & Company), Series D
                 Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.

Aggregate Principal Amount:             $  3,904,000.00
Original Issue Date
  (Settlement Date)                     March 17, 1998
Stated Maturity Date:                   January 15, 2003
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          7.000% Per Annum
Interest Payment Dates:                 January 15 and July 15 and semi-
                                        annually thereafter
                                        Commencing July 15, 1998
Survivor's Option:                      [ X ] Yes           [   ] No
Optional Redemption:                    [ X ] Yes           [   ] No
Initial Redemption Date:                January 15, 2000
Redemption Price:                       100%

          Agent                         Principal Amount of Notes
                                          Solicited by Each Agent

Prudential Securities Incorporated      $    204,000.00
First of Michigan Corporation           $    162,000.00
Roney & Co.                             $    148,000.00
J. W. Korth & Company                   $  3,390,000.00
          Total                         $  3,904,000.00

                                          Per Note
                                        Sold by Agents
                                         To Public               Total

Issue Price:                            $      1,000.00    $   3,904,000.00
Agent's Discount or Commission:         $          6.00    $      23,424.00
Maximum Dealer's Discount or
  Selling Concession:                   $         12.00    $      46,848.00
Proceeds to the Company:                $        982.00    $   3,833,728.00

CUSIP Number:   12589QWX0